MORGAN STANLEY
                             SPECTRUM SERIES



        July 2005
        Monthly Report




This Monthly Report supplements the Spectrum Funds' Prospectus dated April 25, 2005.



                                                         Issued: August 31, 2005



Morgan Stanley

 MORGAN STANLEY SPECTRUM SERIES

--------------------------------------------------------------------------------
 HISTORICAL FUND PERFORMANCE
--------------------------------------------------------------------------------

Presented below is the percentage change in Net Asset Value per Unit from the start of every calendar year each Fund has traded. Also provided is the inception-to-date return and the compound annualized return since inception for each Fund. PAST PERFORMANCE IS NO GUARANTEE OF FUTURE RESULTS.



                        1991  1992   1993  1994   1995   1996   1997  1998   1999   2000   2001   2002
FUND                      %     %      %     %      %      %      %     %      %      %      %      %
--------------------------------------------------------------------------------------------------------
Spectrum Currency        --    --     --    --     --     --     --    --     --    11.7   11.1   12.2
                                                                                  (6 mos.)
--------------------------------------------------------------------------------------------------------
Spectrum Global
  Balanced               --    --     --   (1.7)  22.8   (3.6) 18.2   16.4    0.8    0.9   (0.3)(10.1)
                                         (2 mos.)
--------------------------------------------------------------------------------------------------------
Spectrum Select        31.2  (14.4)  41.6  (5.1)  23.6    5.3    6.2  14.2   (7.6)   7.1    1.7   15.4
                     (5 mos.)
--------------------------------------------------------------------------------------------------------
Spectrum Strategic       --     --     --   0.1   10.5   (3.5)   0.4   7.8   37.2  (33.1)  (0.6)   9.4
                                         (2 mos.)
--------------------------------------------------------------------------------------------------------
Spectrum Technical       --     --     --  (2.2)  17.6   18.3    7.5  10.2   (7.5)   7.8   (7.2)  23.3
                                         (2 mos.)
--------------------------------------------------------------------------------------------------------


                                         INCEPTION- COMPOUND
                                           TO-DATE ANNUALIZED
                       2003   2004  2005   RETURN    RETURN
FUND                     %      %     %       %         %
-------------------------------------------------------------
Spectrum Currency      12.4   (8.0)(11.9)    27.0       4.8
                                  (7 mos.)
-------------------------------------------------------------
Spectrum Global
  Balanced              6.2  (5.6)   (0.1)   46.0       3.6
                                    (7 mos.)
-------------------------------------------------------------
Spectrum Select         9.6   (4.7) (8.6)   164.1       7.2
                                  (7 mos.)
-------------------------------------------------------------
Spectrum Strategic     24.0    1.7 (10.1)    30.9       2.5
                                  (7 mos.)
-------------------------------------------------------------
Spectrum Technical     23.0    4.4  (6.0)   122.1       7.7
                                  (7 mos.)
-------------------------------------------------------------

--------------------------------------------------------------------------------
 DEMETER MANAGEMENT CORPORATION
--------------------------------------------------------------------------------
 330 Madison Avenue, 8th Floor
 New York, NY 10017
 Telephone (212) 905-2700

MORGAN STANLEY SPECTRUM SERIES
MONTHLY REPORT
JULY 2005

Dear Limited Partner:

   The Net Asset Value per Unit for each of the five Morgan Stanley Spectrum Funds as of July 31, 2005 was as follows:

FUND                         N.A.V.      % CHANGE FOR MONTH
--------------------------------------------------------------------------------
Spectrum Currency           $12.70                -0.32%
--------------------------------------------------------------------------------
Spectrum Global Balanced    $14.60                 1.20%
--------------------------------------------------------------------------------
Spectrum Select             $26.41                -0.45%
--------------------------------------------------------------------------------
Spectrum Strategic          $13.09                 0.45%
--------------------------------------------------------------------------------
Spectrum Technical          $22.21                -0.42%
--------------------------------------------------------------------------------

   Detailed performance information for each Fund is located in the body of the financial report. For each Fund, we provide a trading results by sector chart that portrays trading gains and trading losses for the previous month and year-to-date in each sector in which the Fund participates. In the case of Spectrum Currency, we provide the trading gains and trading losses for the five major currencies in which the Fund participates, and composite information for all other "minor" currencies traded within the Fund.

   The trading results by sector charts indicate the monthly and year-to-date composite percentage returns generated by the specific assets dedicated to trading within each market sector in which each Fund participates. Please note that there is not an equal amount of assets in each market sector, and the specific allocations of assets by a Fund to each sector will vary over time within a predetermined range. Below each chart is a description of the factors that influenced trading gains and trading losses within each Fund during the previous month.

   Should you have any questions concerning this report, please feel free to contact Demeter Management Corporation, 330 Madison Avenue, 8th Floor, New York, NY 10017 or your Morgan Stanley Financial Advisor.

   I hereby affirm, that to the best of my knowledge and belief, the information contained in this report is accurate and complete. Past performance is no guarantee of future results.


   Sincerely,


/s/ Jeffrey A. Rothman


Jeffrey A. Rothman
Chairman of the Board of Directors and President
Demeter Management Corporation
General Partner for
Morgan Stanley Spectrum Currency L.P.
Morgan Stanley Spectrum Global Balanced L.P.
Morgan Stanley Spectrum Select L.P.
Morgan Stanley Spectrum Strategic L.P.
Morgan Stanley Spectrum Technical L.P.

--------------------------------------------------------------------------------
 SPECTRUM CURRENCY
--------------------------------------------------------------------------------

                      MONTH ENDED JULY 31, 2005    YTD ENDED JULY 31, 2005

Australian dollar              -0.34                         -1.39
British pound                  -1.75                         -5.73
Euro                             0.2                         -0.54
Japanese yen                    2.02                          4.67
Swiss franc                     0.48                          1.62
Minor currencies               -0.56                         -7.62

    Note: Reflects trading results only and does not include fees or interest income. Minor currencies may include, but are not limited to, the South African rand, Thai baht, Singapore dollar, Mexican peso, New Zealand dollar, Polish zloty, Brazilian real, and Norwegian krone.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

> Gains were achieved from short positions in the Japanese yen versus the U.S. dollar as the U.S. dollar's value continued to move higher on significant interest-rate differentials and demand for higher yielding U.S. dollar-denominated assets. Market participants drove the U.S. dollar higher against the yen amid beliefs that U.S. interest rates would continue to rise, the release of strong U.S. economic data, and news that the U.S. Current-Account deficit had narrowed. Gains were also recorded from short positions in the Swiss franc and euro versus the U.S. dollar, which benefited from strength in the U.S. dollar.

> Elsewhere in the currency markets, gains were experienced from long positions in the Mexican peso versus the U.S. dollar as the peso's value advanced following reports of strong Mexican economic data.

--------------------------------------------------------------------------------
 SPECTRUM CURRENCY
--------------------------------------------------------------------------------

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

> Losses were incurred from long positions in the British pound versus the U.S. dollar as the value of the pound dropped sharply on geopolitical concerns after a terror attack on the London public transportation system.

> Additional losses were experienced from short positions in the Singapore dollar versus the U.S. dollar as the Singapore dollar reversed higher in response to market expectations for future economic growth in Singapore.

> Also experiencing losses were short positions in the South African rand and long positions in the Australian dollar versus the U.S. dollar. The South African rand reversed higher in response to the release of positive South African economic data, while the value of the Australian dollar declined amid news of an increase in Australia's trade deficit.

> Smaller losses were incurred from long positions in the Brazilian real versus the U.S. dollar as the real's value weakened after Brazil's Ministry of Development, Ivan Ramalho, commented that Brazil's advantage in world import markets was diminished by the elimination of Chinese export taxes, which make Chinese products more competitive.

--------------------------------------------------------------------------------
 SPECTRUM GLOBAL BALANCED
--------------------------------------------------------------------------------


                      MONTH ENDED JULY 31, 2005    YTD ENDED JULY 31, 2005

Currencies                       0.13                      -1.92
Interest Rates                  -1.26                        2.2
Stock Indices                    2.32                       3.29
Energies                         0.24                      -0.55
Metals                           0.14                      -0.32
Agriculturals                    -0.2                      -0.85



   Note: Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

> Gains were achieved in the global stock indices from long positions in European, U.S., and Pacific Rim stock index futures as prices increased throughout the month. Positive economic data out of the U.S. and Japan pushed global equity prices higher in the beginning of the month as a strong U.S. jobs number and better-than-expected Japanese corporate earnings supported growth estimates. Prices continued to strengthen after China reformed its U.S. dollar currency peg policy, leading market participants to conclude that a revaluation in the Chinese yuan would likely ease trade tensions between China, the U.S., Europe, and Japan. Finally, strong corporate earnings out of the European Union and the U.S. resulted in optimistic investor sentiment and pushed prices higher.

> In the energy markets, gains were recorded from long positions in crude oil and its related products as prices surged on possible supply disruptions in the Gulf of Mexico caused by Hurricane Dennis. Prices continued to move higher towards the end of the month in response to news of several refinery fires in Texas and Louisiana, declining U.S. inventories reported by the U.S. Department of Energy, and passage by the U.S. Congress of President George Bush's energy bill. Elsewhere in the energy markets, gains were recorded from long positions in natural gas futures as prices increased with crude oil prices.

--------------------------------------------------------------------------------
 SPECTRUM GLOBAL BALANCED
--------------------------------------------------------------------------------

FACTORS INFLUENCING MONTHLY TRADING GAINS: (CONTINUED)

> In the metals markets, gains resulted from long futures positions in copper after prices strengthened amid supply tightness, concerns over strikes at two copper mines, and temporary weakness in the U.S. dollar resulting from China's currency revaluation. Short futures positions in nickel also supplied sector gains as prices fell amid increases in supply.

> Gains were experienced in the currency markets from long positions in the Mexican peso versus the U.S. dollar as the peso's value advanced following reports of strong Mexican economic data. Smaller sector gains were achieved from long positions in the Australian dollar versus the New Zealand dollar after the Australian dollar advanced amid late-month weakness in the U.S. dollar.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

> The largest losses were recorded in the global interest rate sector from long positions in European and Japanese interest rate futures as prices reversed lower during the month. European fixed-income prices declined after the European Central Bank kept its key interest rate unchanged at 2%. Strength in regional equity markets and news of terrorist attacks on the London transport network also weighed on European bond prices. Within the Japanese interest rate markets, losses were recorded as prices declined following positive economic comments on the Japanese economy by the Japanese Ministry of Finance.

> Losses in the agricultural markets were recorded from short futures positions in live cattle after prices reversed higher towards month-end in response to lower slaughter rates.

--------------------------------------------------------------------------------
 SPECTRUM SELECT
--------------------------------------------------------------------------------


                      MONTH ENDED JULY 31, 2005    YTD ENDED JULY 31, 2005

Currencies                      -0.03                        -4.66
Interest Rates                  -3.26                          2.5
Stock Indices                    2.94                         0.77
Energies                         0.29                        -0.58
Metals                           0.33                        -1.76
Agriculturals                   -0.22                        -0.55


   Note: Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

> Gains were achieved in the global stock indices from long positions in European, Pacific Rim, and U.S. stock index futures as prices increased throughout the month. Positive economic data out of the U.S. and Japan pushed global equity prices higher in the beginning of the month as a strong U.S. jobs number and better-than-expected Japanese corporate earnings supported growth estimates. Prices continued to strengthen after China reformed its U.S. dollar currency peg policy, leading market participants to conclude that a revaluation in the Chinese yuan would likely ease trade tensions between China, the U.S., Europe, and Japan. Finally, strong corporate earnings out of the European Union and the U.S. resulted in optimistic investor sentiment and pushed prices further.

> Additional gains were experienced in the metals markets from long futures positions in copper after prices strengthened amid supply tightness, concerns over strikes at two copper mines, and temporary weakness in the U.S. dollar caused by China's currency revaluation.

> In the energy markets, gains were recorded from long positions in crude oil and its related products as prices surged on possible supply disruptions in the Gulf of Mexico caused by Hurricane Dennis. Prices continued to move higher towards the end of the month in response to news of several refinery fires in Texas and Louisiana, declining U.S. inventories reported by the U.S. Department of Energy, and passage by the U.S. Congress of President George Bush's energy bill. Elsewhere in the energy markets, gains were recorded from long positions in natural gas futures as prices increased with crude oil prices.

--------------------------------------------------------------------------------
 SPECTRUM SELECT
--------------------------------------------------------------------------------

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

> The largest losses were recorded in the global interest rate sector from long positions in European and U.S. interest rate futures as prices reversed lower during the month. European fixed-income prices declined after the European Central Bank kept its key interest rate unchanged at 2%. Strength in regional equity markets and news of terrorist attacks on the London transport network also weighed on European bond prices. Long U.S. interest rate futures positions experienced losses as prices declined following a rise in interest rates during a U.S. Treasury Bill auction and after the U.S. Labor Department released its June employment report.

> Losses resulted in the agricultural markets from long futures positions in cotton as prices moved lower earlier in the month amid news that the Bush administration asked Congress to repeal a federal cotton subsidy in an effort to comply with a World Trade Organization ruling against the program. Prices also declined further after the U.S. Department of Agriculture reported weak demand. Long positions in corn futures also experienced losses later in the month after prices weakened in response to higher silo rate.

> The currency sector incurred losses primarily from long positions in the British pound versus the U.S. dollar as the value of the pound dropped sharply on geopolitical concerns after a terror attack on the London public transportation system.

--------------------------------------------------------------------------------
 SPECTRUM STRATEGIC
--------------------------------------------------------------------------------


                      MONTH ENDED JULY 31, 2005    YTD ENDED JULY 31, 2005

Currencies                      -1.48                       -9.69
Interest Rates                  -1.19                       -0.16
Stock Indices                    0.55                       -0.25
Energies                         1.75                        1.32
Metals                           0.49                       -1.25
Agriculturals                    -0.3                        0.02



   Note: Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

> In the energy markets, gains were recorded from long positions in crude oil and its related products as prices surged on possible supply disruptions in the Gulf of Mexico caused by Hurricane Dennis. Prices continued to move higher towards the end of the month in response to news of several refinery fires in Texas and Louisiana, declining U.S. inventories reported by the U.S. Department of Energy, and passage by the U.S. Congress of President George Bush's energy bill. Elsewhere in the energy markets, gains were recorded from long positions in natural gas futures as prices increased with crude oil prices.

> Profits were also achieved in the global stock indices from long positions in U.S. and Pacific Rim stock index futures as prices increased throughout the month. Positive economic data out of the U.S. and Japan pushed prices higher in the beginning of the month as a strong U.S. jobs number and better-than-expected Japanese corporate earnings supported growth estimates. Prices continued to strengthen after China reformed its U.S. dollar currency peg policy, leading market participants to conclude that a revaluation in the Chinese yuan would likely ease trade tensions between China, the U.S., Europe, and Japan.

> Additional gains were experienced in the metals markets from long futures positions in base metals, such as copper, aluminum, and zinc, after prices strengthened amid supply tightness, concerns over strikes at two copper mines, and temporary weakness in the U.S. dollar caused by China's currency revaluation.

--------------------------------------------------------------------------------
 SPECTRUM STRATEGIC
--------------------------------------------------------------------------------

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

> Losses in the currency sector were incurred from short positions in the euro and Swiss franc versus the U.S. dollar during mid-month after the euro advanced amid new signals that the European Central Bank would stand firm against calls to cut interest rates. Additional losses stemmed from the fact that U.S. dollar purchases from non-U.S. central banks, such as Japan's, were nominal following the release of positive U.S. economic data. Additional losses resulted from long positions in the British pound and Australian dollar against the U.S. dollar. The value of the pound dropped sharply on geopolitical concerns after a terror attack on the London public transportation system, while the Australian dollar declined amid news of an increase in Australia's trade deficit.

> Losses were also recorded in the global interest rate sector from long positions in European, U.S., and Japanese interest rate futures as prices reversed lower during the month. European fixed-income prices declined after the European Central Bank kept its key interest rate unchanged at 2%. Strength in regional equity markets and news of terrorist attacks on the London transport network also weighed on European bond prices. Long U.S. interest rate futures positions experienced losses as prices declined following a rise in interest rates during a Treasury bill auction and after the U.S. Labor Department released its June employment report. Within the Japanese interest rate markets, losses were recorded as prices declined following positive economic comments on the Japanese economy by the Japanese Ministry of Finance.

> In the agricultural markets, losses were experienced from long futures positions in coffee after prices declined in response to export growth from Vietnam. Long futures positions in cotton supplied additional sector losses after prices moved lower amid light demand reported by the U.S. Department of Agriculture.

--------------------------------------------------------------------------------
 SPECTRUM TECHNICAL
--------------------------------------------------------------------------------

                      MONTH ENDED JULY 31, 2005    YTD ENDED JULY 31, 2005

Currencies                       0.66                        -3.04
Interest Rates                  -4.66                         5.05
Stock Indices                    3.25                         2.43
Energies                         0.87                        -0.47
Metals                           0.26                        -1.35
Agriculturals                   -0.34                        -4.01


   Note: Reflects trading results only and does not include fees or interest income.

FACTORS INFLUENCING MONTHLY TRADING GAINS:

> Gains were achieved in the global stock indices from long positions in European, U.S., and Pacific Rim stock index futures as prices increased throughout the month. Positive economic data out of the U.S. and Japan pushed global equity prices higher in the beginning of the month as a strong U.S. jobs number and better-than-expected Japanese corporate earnings supported growth estimates. Prices continued to strengthen after China reformed its U.S. dollar currency peg policy, leading market participants to conclude that a revaluation in the Chinese yuan would likely ease trade tensions between China, the U.S., Europe, and Japan. Finally, strong corporate earnings out of the European Union and the U.S. resulted in optimistic investor sentiment and pushed prices further.

> In the energy markets, gains were recorded from long positions in crude oil and its related products as prices surged on possible supply disruptions in the Gulf of Mexico caused by Hurricane Dennis. Prices continued to move higher towards the end of the month in response to news of several refinery fires in Texas and Louisiana, declining U.S. inventories reported by the U.S. Department of Energy, and passage by the U.S. Congress of President George Bush's energy bill. Elsewhere in the energy markets, gains were recorded from long positions in natural gas futures as prices increased with crude oil prices.

--------------------------------------------------------------------------------
 SPECTRUM TECHNICAL
--------------------------------------------------------------------------------

FACTORS INFLUENCING MONTHLY TRADING GAINS: (CONTINUED)

> Gains in the currency markets were achieved from short positions in the Japanese yen versus the U.S. dollar as the U.S. dollar continued to strengthen on significant interest-rate differentials and demand for higher yielding U.S. dollar-denominated assets. Market participants drove the U.S. dollar higher against the yen amid beliefs that U.S. interest rates would continue to rise, the release of strong U.S. economic data, and news that the U.S. Current-Account deficit had narrowed.

> Additional gains were experienced in the metals markets from long futures positions in copper after prices strengthened amid supply tightness, concerns over strikes at two copper mines, and temporary weakness in the U.S. dollar caused by China's currency revaluation.

FACTORS INFLUENCING MONTHLY TRADING LOSSES:

> The largest losses were recorded in the global interest rate sector from long positions in European, U.S., and Japanese interest rate futures as prices reversed lower during the month. European fixed-income prices declined after the European Central Bank kept its key interest rate unchanged at 2%. Strength in regional equity markets and news of terrorist attacks on the London transport network also weighed on European bond prices. Long U.S. interest rate futures positions experienced losses as prices declined following a rise in interest rates during a Treasury bill auction and after the U.S. Labor Department released its June employment report. Within the Japanese interest rate markets, losses were recorded as prices declined following positive economic comments on the Japanese economy by the Japanese Ministry of Finance.

> The agricultural markets experienced losses from long futures positions in sugar after prices fell early in the month as President Bush pressed Congress to ratify the Central American-Dominican Republic Free Trade Agreement, which would allow a 1% increase in sugar imports from Central America. Further sector losses were recorded from short futures positions in live cattle after prices reversed higher towards month-end in response to lower slaughter rates.

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------

 STATEMENTS OF OPERATIONS

 FOR THE MONTH ENDED JULY 31, 2005 (UNAUDITED)



                                       MORGAN STANLEY                     MORGAN STANLEY
                                      SPECTRUM CURRENCY              SPECTRUM GLOBAL BALANCED
                                 ---------------------------        ---------------------------
                                             PERCENTAGE OF                      PERCENTAGE OF
                                             JULY 1, 2005                       JULY 1, 2005
                                               BEGINNING                          BEGINNING
                                   AMOUNT   NET ASSET VALUE           AMOUNT   NET ASSET VALUE
                                 ---------------------------       ----------- ---------------
                                      $            %                     $            %
INVESTMENT INCOME
   Interest income (Note 2)        475,171       .19               116,920        .26
                              ------------   -------             ------------     ------

EXPENSES
   Brokerage fees (Note 2)         952,695       .38               174,072           .38
   Management fees (Note 3)        414,216       .17                47,304           .10
                              ------------   -------             ------------     ------
     Total Expenses              1,366,911       .55               221,376           .48
                              ------------   -------             ------------     ------

NET INVESTMENT LOSS               (891,740)     (.36)             (104,456)         (.22)
                              ------------   -------             ------------     ------

TRADING RESULTS
Trading profit (loss):
   Realized                             --        --              (262,278)         (.58)
   Net change in unrealized        103,387       .04               909,450          2.00
                              ------------   -------             ------------     ------
     Total Trading Results         103,387       .04               647,172          1.42
                              ------------   -------             ------------     ------

NET INCOME (LOSS)                 (788,353)     (.32)              542,716          1.20
                              ============   =======             ============     ======

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 STATEMENTS OF CHANGES IN NET ASSET VALUE
--------------------------------------------------------------------------------

 FOR THE MONTH ENDED JULY 31, 2005 (UNAUDITED)

                                       MORGAN STANLEY                         MORGAN STANLEY
                                      SPECTRUM CURRENCY                  SPECTRUM GLOBAL BALANCED
                            ---------------------------------         --------------------------------
                                                         PER                                      PER
                             UNITS            AMOUNT     UNIT          UNITS           AMOUNT     UNIT
                            -------           ------     ----         -------          ------     ----
                                                 $          $                             $         $
Net Asset Value,
   July 1, 2005          19,503,334.618     248,529,216   12.74     3,148,399.025    45,410,553   14.42
Net Income (Loss)                    --        (788,353)   (.04)               --       542,716     .18
Redemptions                (319,368.435)     (4,055,979)  12.70       (37,309.549)     (544,719)  14.60
Subscriptions               216,009.250       2,743,318   12.70        41,925.927       612,119   14.60
                         --------------     -----------             -------------    ----------   -----
Net Asset Value,
   July 31, 2005         19,399,975.433     246,428,202   12.70     3,153,015.403    46,020,669   14.60
                         ==============     ===========             =============    ==========   =====

The accompanying notes are an integral part of these financial statements.

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 STATEMENTS OF OPERATIONS
--------------------------------------------------------------------------------

 FOR THE MONTH ENDED JULY 31, 2005 (UNAUDITED)



                                       MORGAN STANLEY                     MORGAN STANLEY               MORGAN STANLEY
                                       SPECTRUM SELECT                  SPECTRUM STRATEGIC           SPECTRUM TECHNICAL
                                 ---------------------------        ---------------------------  ---------------------------
                                             PERCENTAGE OF                      PERCENTAGE OF                PERCENTAGE OF
                                             JULY 1, 2005                       JULY 1, 2005                 JULY 1, 2005
                                               BEGINNING                          BEGINNING                    BEGINNING
                                   AMOUNT   NET ASSET VALUE           AMOUNT   NET ASSET VALUE     AMOUNT   NET ASSET VALUE
                                 ---------  ---------------           -------  ---------------     ------   ---------------
                                      $            %                     $            %               $            %
INVESTMENT INCOME
   Interest income (Note 2)      1,115,514       .20                  342,185        .20         1,506,346       .19
                              ------------     -----              -----------      -----      ------------     -----

EXPENSES
   Brokerage fees (Note 2)       2,791,147       .50                  846,419        .50         3,864,518       .50
   Management fees (Note 3)      1,320,984       .24                  383,310        .23         1,656,946       .20
                              ------------     -----              -----------      -----      ------------     -----
     Total Expenses              4,112,131       .74                1,229,729        .73         5,521,464       .70
                              ------------     -----              -----------      -----      ------------     -----

NET INVESTMENT LOSS             (2,996,617)     (.54)                (887,544)      (.53)       (4,015,118)     (.51)
                              ------------     -----              -----------      -----      ------------     -----

TRADING RESULTS
Trading profit (loss):
   Realized                     (4,690,293)     (.84)                 319,686        .19        (8,957,893)    (1.16)
   Net change in unrealized      5,200,065       .93                1,333,151        .79         9,698,414      1.25
                              ------------     -----              -----------      -----      ------------     -----
     Total Trading Results         509,772       .09                1,652,837         98           740,521       .09
                              ------------     -----              -----------      -----      ------------     -----

NET INCOME (LOSS)               (2,486,845)     (.45)                 765,293        .45        (3,274,597)     (.42)
                              ============     =====              ===========      =====      ============     =====

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 STATEMENTS OF CHANGES IN NET ASSET VALUE
--------------------------------------------------------------------------------

 FOR THE MONTH ENDED JULY 31, 2005 (UNAUDITED)

                              MORGAN STANLEY                         MORGAN STANLEY                   MORGAN STANLEY
                              SPECTRUM SELECT                       SPECTRUM STRATEGIC               SPECTRUM TECHNICAL
                   -------------------------------------  ------------------------------------  ----------------------------------
                                                  PER                                     PER                                PER
                        UNITS          AMOUNT     UNIT        UNITS           AMOUNT      UNIT       UNITS        AMOUNT     UNIT
                   ---------------   ----------  -------  --------------   -----------  ------- --------------  -----------  -----
                                          $         $                           $          $                         $         $
Net Asset Value,
   July 1, 2005    21,046,319.0625   58,229,344   26.52   12,990,475.831   169,283,891   13.03  34,652,895.148  772,903,602   22.30
                   ---------------   ----------           --------------   -----------          --------------  -----------
Net Income (Loss)               --   (2,486,845)   (.11)              --       765,293     .06              --   (3,274,597)   (.09)
Redemptions          (306,677.137    (8,099,343)  26.41     (202,792.383    (2,654,552)  13.09    (488,446.297  (10,848,392)  22.21
Subscriptions         205,005.308     5,414,191   26.41      167,630.783     2,194,287   13.09     421,801.563    9,368,212   22.21
                   ---------------   ----------           --------------   -----------          --------------  -----------
Net Asset Value,
   July 31, 2005   20,944,647.233   553,057,347   26.41   12,955,314.231   169,588,919   13.09  34,586,250.414  768,148,825   22.21
                   ==============   ===========           ==============   ===========          ==============  ===========



The accompanying notes are an integral part of these financial statements.

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (UNAUDITED)
--------------------------------------------------------------------------------
1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION. Morgan Stanley Spectrum Currency L.P. ("Spectrum Currency"), Morgan Stanley Spectrum Global Balanced L.P. ("Spectrum Global Balanced"), Morgan Stanley Spectrum Select L.P. ("Spectrum Select"), Morgan Stanley Spectrum Strategic L.P. ("Spectrum Strategic"), and Morgan Stanley Spectrum Technical L.P. ("Spectrum Technical") (individually, a "Partnership", or collectively, the "Partnerships"), are limited partnerships organized to engage in the speculative trading of futures contracts, options on futures and forward contracts, and forward contracts on physical commodities and other commodity interests, including, but not limited to, foreign currencies, financial instruments, metals, energy, and agricultural products (collectively, "Futures Interests").

   The general partner for each Partnership is Demeter Management Corporation ("Demeter"). The non-clearing commodity broker is Morgan Stanley DW Inc.
("Morgan Stanley DW"). The clearing commodity brokers for Spectrum Global Balanced, Spectrum Select, and Spectrum Technical are Morgan Stanley & Co. Incorporated ("MS & Co.") and Morgan Stanley & Co. International Limited ("MSIL"). Spectrum Strategic's clearing commodity brokers are MS & Co., MSIL, and Morgan Stanley Capital Group Inc. ("MSCG"). Spectrum Currency's clearing commodity broker is MS & Co. Demeter, Morgan Stanley DW, MS & Co., MSIL, and MSCG are wholly-owned subsidiaries of Morgan Stanley.

   Demeter is required to maintain a 1% minimum interest in the equity of each Partnership and income (losses) are shared by Demeter and the limited partners based upon their proportional ownership interests.

USE OF ESTIMATES.The financial statements are prepared in accordance with accounting principles generally accepted in the United States of America, which require management to make estimates and assumptions that affect the reported amounts in the financial statements and related disclosures. Management believes that the estimates utilized in the preparation of the financial statements are prudent and reasonable. Actual results could differ from those estimates.

REVENUE RECOGNITION.Futures Interests are open commitments until settlement date, at which time they are realized. They are valued at market on a daily basis and the resulting net change in unrealized gains and losses is reflected in the change in unrealized trading profit (loss) on open contracts from one period to the next on the Statements of Operations. Monthly, Morgan Stanley DW pays each Partnership interest income equal to 80% of the month's average daily "Net Assets" (as defined in the Limited Partnership Agreements) in the case of Spectrum Currency, Spectrum Select, Spectrum Strategic, and Spectrum Technical, and on 100% in the case of Spectrum Global Balanced. The interest rate is equal to a prevailing rate on U.S. Treasury bills. For purposes of such interest payments, Net Assets do not include monies owed to the Partnerships on Futures Interests.

NET INCOME (LOSS) PER UNIT.Net income (loss) per unit of limited partnership interest ("Unit(s)") is computed using the weighted average number of Units outstanding during the period.

BROKERAGE AND RELATED TRANSACTION FEES AND COSTS. The brokerage fees for Spectrum Currency and Spectrum Global Balanced are accrued at a flat monthly rate of 1/12 of 4.6% (a 4.6% annual rate) of Net Assets as of the first day of each month.

   Brokerage  fees  for  Spectrum  Select,  Spectrum  Strategic,   and  Spectrum
Technical are accrued at a flat monthly rate of 1/12 of 6.00% (a 6.00% annual rate) of Net Assets as of the first day of each month.

   Effective July 1, 2005, brokerage fees for Spectrum Select, Spectrum Strategic, and Spectrum Technical were reduced from 1/12 of 7.25% (a 7.25% annual rate) to 1/12 of 6.00% (a 6.00% annual rate) of Net Assets as of the first day of each month.

   Such brokerage fees currently cover all brokerage fees, transaction fees and costs, and ordinary administrative, and continuing offering expenses.

OPERATING EXPENSES. The Partnerships incur monthly management fees and may incur incentive fees. All common administrative and continuing offering expenses including legal, auditing, accounting, filing fees, and other related expenses are borne by Morgan Stanley DW through the brokerage fees paid by the Partnerships.

CONTINUING OFFERING. Units of each Partnership are offered at a price equal to 100% of the Net Asset Value per Unit as of the close of business on the last day of each month. No selling commissions or charges related to the continuing offering of Units are paid by the limited partners or the Partnerships. Morgan Stanley DW pays all such costs.

REDEMPTIONS. Limited partners may redeem some or all of their Units at 100% of the Net Asset Value per Unit as of the end of the last day of any month that is at least six

 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
--------------------------------------------------------------------------------
 (CONTINUED)

months after the closing at which a person becomes a limited partner, upon five business days advance notice by redemption form to Demeter. Redemptions must be made in whole Units, in a minimum amount of 50 Units required for each redemption, unless a limited partner is redeeming his entire interest in a Partnership.

   Units redeemed on or prior to the last day of the twelfth month from the date of purchase will be subject to a redemption charge equal to 2% of the Net Asset Value of a Unit on the Redemption Date. Units redeemed after the last day of the twelfth month and on or prior to the last day of the twenty-fourth month from the date of purchase will be subject to a redemption charge equal to 1% of the Net Asset Value of a Unit on the Redemption Date. Units redeemed after the last day of the twenty-fourth month from the date of purchase will not be subject to a redemption charge. The foregoing redemption charges are paid to Morgan Stanley DW.

EXCHANGES. On the last day of the first month which occurs more than six months after a person first becomes a limited partner in any of the Partnerships, and at the end of each month thereafter, limited partners may exchange their investment among the Partnerships (subject to certain restrictions outlined in the Limited Partnership Agreements) without paying additional charges.

DISTRIBUTIONS. Distributions, other than redemptions of Units, are made on a pro-rata basis at the sole discretion of Demeter. No distributions have been made to date. Demeter does not intend to make any distributions of the Partnerships' profits.

INCOME TAXES. No provision for income taxes has been made in the accompanying financial statements, as partners are individually responsible for reporting income or loss based upon their respective share of each Partnership's revenues and expenses for income tax purposes.

DISSOLUTION OF THE PARTNERSHIPS.Spectrum Currency, Spectrum Global Balanced, Spectrum Strategic, and Spectrum Technical will terminate on December 31, 2035 and Spectrum Select will terminate on December 31, 2025, regardless of financial condition at such time, or at an earlier date if certain conditions occur as defined in each Partnership's Limited Partnership Agreement.

--------------------------------------------------------------------------------
2. RELATED PARTY TRANSACTIONS

The Partnerships pay brokerage fees to Morgan Stanley DW as described in Note 1. Spectrum Strategic's cash is on deposit with Morgan Stanley DW, MS & Co., MSIL, and MSCG. Spectrum Global Balanced, Spectrum Select, and Spectrum Technical's cash is on deposit with Morgan Stanley DW, MS & Co., and MSIL, and Spectrum Currency's cash is on deposit with Morgan Stanley DW and MS & Co., in futures interests trading accounts to meet margin requirements as needed. Morgan Stanley DW pays interest on these funds as described in Note 1.

--------------------------------------------------------------------------------
3. TRADING ADVISORS

Demeter, on behalf of each Partnership, retains certain commodity trading advisors to make all trading decisions for the Partnerships. The trading advisors for each Partnership are as follows:

Morgan Stanley Spectrum Currency L.P.
  John W. Henry & Company, Inc.
  Sunrise Capital Partners, LLC

Morgan Stanley Spectrum Global Balanced L.P.
  SSARIS Advisors, LLC

Morgan Stanley Spectrum Select L.P.
  EMC Capital Management, Inc. ("EMC")
  Northfield Trading L.P. ("Northfield")
  Rabar Market Research, Inc. ("Rabar")
  Sunrise Capital Management, Inc. ("Sunrise")
  Graham Capital Management, L.P. ("Graham")

Morgan Stanley Spectrum Strategic L.P.
  Blenheim Capital Management, L.L.C. ("Blenheim")
  Eclipse Capital Management, Inc. ("Eclipse")
  FX Concepts (Trading Advisor), Inc. ("FX Concepts")

Morgan Stanley Spectrum Technical L.P.
  Campbell & Company, Inc. ("Campbell")
  Chesapeake Capital Corporation ("Chesapeake")
  John W. Henry & Company, Inc. ("JWH")
  Winton Capital Management Limited ("Winton")

--------------------------------------------------------------------------------
 MORGAN STANLEY SPECTRUM SERIES
--------------------------------------------------------------------------------
 NOTES TO FINANCIAL STATEMENTS
 (CONCLUDED)

Compensation to the trading advisors by the Partnerships consists of a management fee and an incentive fee as follows:

MANAGEMENT FEE.The management fee for Spectrum Currency is accrued at a rate of 1/12 of 2% per month of Net Assets allocated to each trading advisor on the first day of each month (a 2% annual rate).

   The management fee for Spectrum Global Balanced is accrued at a rate of 5/48 of 1% per month of Net Assets allocated to its sole trading advisor on the first day of each month (a 1.25% annual rate).

   The management fee for Spectrum Select is accrued at a rate of 1/4 of 1% per month of Net Assets allocated to EMC, Northfield, Rabar, and Sunrise on the first day of each month (a 3% annual rate) and 1/12 of 2% per month of Net Assets allocated to Graham on the first day of each month (a 2% annual rate).

   The management fee for Spectrum Strategic is accrued at a rate of 1/12 of 3% per month of Net Assets allocated to Blenheim and Eclipse on the first day of each month (a 3% annual rate) and 1/12 of 2% per month of Net Assets allocated to FX Concepts on the first day of each month (a 2% annual rate).

   The management fee for Spectrum Technical is accrued at a rate of 1/12 of 2% per month of Net Assets allocated to JWH and Winton on the first day of each month (a 2% annual rate) and 1/12 of 3% per month of Net Assets allocated to Campbell and Chesapeake on the first day of each month (a 3% annual rate).

INCENTIVE FEE. Spectrum Currency pays a monthly incentive fee equal to 20% of the trading profits experienced with respect to each trading advisor's allocated Net Assets as of the end of each calendar month.

   Spectrum Global Balanced pays a monthly incentive fee equal to 15% of the trading profits experienced with respect to its sole trading advisor's allocated Net Assets as of the end of each calendar month.

   Spectrum Select pays a monthly incentive fee equal to 15% of the trading profits experienced with respect to the Net Assets allocated to EMC, Northfield, Rabar, and Sunrise as of the end of each calendar month and 20% of the trading profits experienced with respect to the Net Assets allocated to Graham as of the end of each calendar month.

   Spectrum Strategic pays a monthly incentive fee equal to 15% of the trading profits experienced with respect to the Net Assets allocated to Blenheim and Eclipse as of the end of each calendar month and 20% of the trading profits experienced with respect to the Net Assets allocated to FX Concepts as of the end of each calendar month.

   Spectrum Technical pays a monthly incentive fee equal to 20% of the trading profits experienced with respect to the Net Assets allocated to Campbell, JWH, and Winton as of the end of each calendar month and 19% of the trading profits experienced with respect to the Net Assets allocated to Chesapeake as of the end of each calendar month.

   Trading profits represent the amount by which profits from futures, forwards, and options trading exceed losses after brokerage and management fees are deducted.

   For all Partnerships with trading losses, no incentive fee is paid in subsequent months until all such losses are recovered. Cumulative trading losses are adjusted on a pro-rata basis for the net amount of each month's subscriptions and redemptions.


MANAGED FUTURES INVESTMENTS ARE SPECULATIVE, INVOLVE A HIGH DEGREE OF RISK, USE SIGNIFICANT LEVERAGE, ARE GENERALLY ILLIQUID, HAVE SUBSTANTIAL CHARGES, ARE SUBJECT TO CONFLICTS OF INTEREST, AND ARE SUITABLE ONLY FOR THE RISK CAPITAL PORTION OF AN INVESTOR'S PORTFOLIO. BEFORE INVESTING IN ANY MANAGED FUTURES INVESTMENT, QUALIFIED INVESTORS SHOULD READ THE PROSPECTUS OR OFFERING DOCUMENTS CAREFULLY FOR COMPLETE INFORMATION WITH RESPECT TO CHARGES, EXPENSES, AND RISKS. PAST PERFORMANCE IS NO GUARANTEE OF FUTURE RESULTS.

                         Demeter Management Corporation
                         330 Madison Avenue, 8th Floor
                         New York, NY 10017


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